Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Third Quarter 2021 Financial Results

Operating results improve quarter over quarter; Company raises $32 million

Seattle, WA – November 10, 2021 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the third quarter of 2021. Revenue was $10.6 million and loss from operations was $0.9 million, an improvement from the second quarter operating loss of $1.3 million. Cash increased $32.1 million from June 30, 2021. EBITDAS, a non-GAAP measure, improved $0.4 million compared to the second quarter of 2021.

“The quarter was in-line with our expectations. An increase in Edge to Cloud segment revenue combined with continued expense management drove quarter over quarter improvement in our operating results. R&D expense reflected ongoing investment in new products that we look forward to bringing to market soon. On our earnings call, we'll share some additional color about the thinking and strategies driving our product initiatives,” said Ralph C. Derrickson, President and CEO of Bsquare.

In July, the Company raised $31.6 million through the sale of its common stock. Year-to-date, the Company has sold a total of 6.9 million shares of its common stock for net cash proceeds of $31.9 million. As described in previous SEC filings, the Company intends to use the proceeds to invest in growing its business.

Third Quarter 2021 Results Compared to Second Quarter 2021

•	Revenue for Q3 2021 was $10.6 million, flat to Q2 2021. Edge to Cloud revenue increased $0.3 million or 42% while Partner Solutions revenue decreased $0.3 million or 3%.

•

Partner Solutions gross margin rate was 11.9%, a decrease from Q2 2021 due to lower rebates provided by Microsoft. Edge to Cloud gross margin rate increased from Q2 2021 due to one-time revenue with relatively high margins.

•

Total operating expenses were $0.3 million lower than second quarter 2021 driven by reduced personnel costs and professional fees within selling, general and administrative expenses, partially offset by a slight increase in research and development expense related to new product development.

•

Net loss for the current quarter was $(0.9) million, or $(0.05) per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share, in Q2 2021. Second quarter net income included a non-operating gain of $1.6 million related to the forgiveness of the Company’s Paycheck Protection Program loan.

•	EBITDAS was a loss of approximately $(0.6) million, a $0.4 million improvement compared to second quarter EBITDAS loss of $(1.0) million.

•

Cash, cash equivalents and restricted cash increased $32.1 million from $9.2 million on June 30, 2021 to $41.4 million on September 30, 2021. $31.6 million of the increase was driven by the sale of 6.8 million shares of the Company’s common stock and the remaining increase was driven by operations, primarily customer cash collections.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	September 30, 2021	June 30, 2021	Quarter-over-Quarter Change	September 30, 2020	Year-over-Year Change
Revenue:
Partner Solutions	$9,638	$9,960	$(322)	$9,145	$493
Edge to Cloud	1,008	711	297	1,275	(267)
Total revenue	10,646	10,671	(25)	10,420	226
Total gross profit	$1,328	$1,192	$136	$1,890	$(562)
Gross margin (1):
Partner Solutions	12%	14%	(2.0)	19%	(7.0)
Edge to Cloud	18%	(27)%	45.0	12%	6.0
Total gross margin	12%	11%	1.0	18%	(6.0)
Total operating expenses	2,194	2,513	(319)	2,028	166
Net (loss) income	(895)	293	(1,188)	(136)	(759)
Per basic share	(0.05)	0.02	(0.07)	(0.01)	(0.04)
Per diluted share	(0.05)	0.02	(0.07)	(0.01)	(0.04)
EBITDAS (2)	(582)	(988)	407	277	(859)

Cash, cash equivalents and restricted cash	$41,367	$9,229	$32,138	$12,572	$28,795

Notes:

(1)	Quarter-over-quarter change and year-over-year change represent percentage point change.
(2)	EBITDAS is a non-GAAP financial measure (reconciliation to most comparable GAAP financial measure provided after financial statement tables).

Third Quarter 2021 Results Compared to Third Quarter 2020

•

Partner Solutions revenue increased $0.5 million or 5% for the comparative period. The third quarter of 2020 was negatively impacted by the onset of the COVID-19 pandemic while the third quarter of 2021 reflects some modest recovery.

•	Edge to Cloud revenue decreased compared to the third quarter of 2020, driven by continued purchasing delays from one of our large customers.

•	Total operating expenses increased $0.2 million compared to the third quarter of 2020 driven primarily by research and development costs related to new product development.

•	Net loss for Q3 2021 was $(0.9) million, or $(0.05) per diluted share, compared to a net loss of $(0.1) million, or $(0.01) per diluted share, in Q3 2020.

Conference Call

Management will host a conference call today, November 10, 2021 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-800-437-2398 or 1-856-344-9206 for international callers, and reference "Bsquare Corporation Third Quarter 2021 Earnings Conference Call."

A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 2526037. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

Bsquare builds technology that is powering the next generation of intelligent devices and the systems in which they operate. We believe the promise of IoT will be realized through the development of intelligent devices and intelligent systems that are cloud-enabled, contribute data, facilitate distributed control and decision making, and operate securely at scale. Bsquare's suite of services and software components allow our customers to create new revenue streams and operating models while providing new opportunities for lowering costs and improving operations. We serve a global customer base from offices in Seattle, Washington, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:	Investor Contact:
Christopher Wheaton	Steven Gottlieb
Bsquare Corporation, Chief Financial and Operating Officer	Bsquare Corporation, VP Corporate Affairs
+1 425.519.5900	+ 1 425.519.5900
investorrelations@bsquare.com	Steveng@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,030	$12,623
Restricted cash	337	337
Accounts receivable, net of allowance for doubtful accounts of $50 and $50 at September 30, 2021 and December 31, 2020, respectively	5,992	6,177
Contract assets	33	456
Prepaid expenses and other current assets	562	409
Total current assets	47,954	20,002
Property and equipment, net of accumulated depreciation	705	322
Deferred tax assets	—	7
Intangible assets, net of accumulated amortization	—	71
Right-of-use lease asset, net	1,660	1,853
Other non-current assets	24	27
Total assets	$50,343	$22,282
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$6,407	$6,458
Accounts payable	400	489
Paycheck Protection Program loan	—	950
Accrued compensation	424	717
Other accrued expenses	147	216
Deferred revenue (1)	1,098	2,088
Operating lease	354	344
Total current liabilities	8,830	11,262
Deferred revenue, long-term	247	28
Operating lease, long-term	1,430	1,630
Paycheck Protection Program loan, long-term	—	634

Shareholders' equity:	—	—
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	172,318	139,726
Common stock, no par: 37,500,000 shares authorized: 20,357,099 and 13,235,038 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	(1,014)	(992)
Accumulated other comprehensive loss	(131,468)	(130,006)
Accumulated deficit (1)	39,836	8,728
Total shareholders' equity	$50,343	$22,282

(1)	In connection with the preparation of our financial statements, we identified an immaterial error related to the recognition of $77,000 in revenue in our Edge to Cloud segment in the third quarter of 2019 that had a rollforward effect on consolidated equity and deferred revenue in all quarterly and annual periods through the first quarter of fiscal year 2021. Reported amounts revise Edge to Cloud revenue, deferred revenue and accumulated deficit (and line items including such amounts) in prior period financial statements to correct this error.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Partner Solutions	$9,638	$9,145	$28,393	$33,160
Edge to Cloud (1)	1,008	1,275	2,896	2,913
Total revenue	10,646	10,420	31,289	36,073
Cost of revenue:
Partner Solutions	8,491	7,402	24,528	27,502
Edge to Cloud	827	1,128	2,648	3,050
Total cost of revenue	9,318	8,530	27,176	30,552
Gross profit	1,328	1,890	4,113	5,521
Operating expenses:
Selling, general and administrative	1,786	1,987	6,209	6,951
Research and development	408	41	941	222
Total operating expenses	2,194	2,028	7,150	7,173
Loss from operations	(866)	(138)	(3,037)	(1,652)
Other (loss) income, net	(29)	2	1,575	(31)
Loss before income taxes	(895)	(136)	(1,462)	(1,683)
Income taxes	—	—	—	—
Net loss	$(895)	$(136)	$(1,462)	$(1,683)
Basic loss per share	$(0.05)	$(0.01)	$(0.09)	$(0.13)
Diluted loss per share	$(0.05)	$(0.01)	$(0.09)	$(0.13)
Shares used in per share calculations:
Basic	19,603	13,165	15,419	13,205
Diluted	19,603	13,165	15,419	13,205

(1)	Reported amounts give effect to the revision of prior period financial statements to correct the immaterial error described in footnote (1) to our condensed consolidated balance sheet, above.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

EBITDAS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Loss from operations, as reported (1)	$(866)	$(138)	$(3,037)	$(1,652)
Depreciation and amortization	66	134	312	494
Stock-based compensation	218	281	596	601
EBITDAS (2)	$(582)	$277	$(2,129)	$(557)

(1)	Reported amounts give effect to the revision of prior period financial statements to correct the immaterial error described in footnote (1) to our condensed consolidated balance sheet, above.
(2)

EBITDAS is a non-GAAP financial measure that Bsquare defines as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets and stock-based compensation expense. Through 2020, Bsquare also excluded restructuring costs applicable to 2019, which are no longer applicable in 2021. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows. EBITDAS has limitations, including that it does not reflect our entire cost structure to operate our business (such as the cost of replacing assets being depreciated or amortized, capital expenditures, and stock-based compensation expenses which we expect to continue being meaningful, and income tax expense (benefit)) and may not be comparable to similarly titled measures used by other companies. However, Bsquare regards EBITDAS as a complement to net income and other GAAP financial performance measures. Bsquare uses EBITDAS to evaluate Bsquare’s financial performance and the effectiveness of its business strategies on a consistent basis across reporting periods, and Bsquare believes the measure is often used by analysts, investors, and other interested parties to evaluate comparable companies.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999